Exhibit 99.1

DRAFT – NOT FOR RELEASE

Gevo Reports First Quarter 2012 Financial Results

Luverne, Minn. plant retrofit for commercial isobutanol production on schedule

ENGLEWOOD, Colo. — May 1, 2012 — Gevo, Inc. (NASDAQ: GEVO), an innovative renewable chemicals and advanced biofuels company, today announced its financial results for the three months ended March 31, 2012 and updated its expectations for isobutanol commercialization.

“I am pleased to reiterate that we remain on track to start producing renewable isobutanol at our Luverne, Minn. plant by June 30 of this year,” said Dr. Patrick Gruber, Chief Executive Officer. “We are delivering on our most important milestone to date. Consistent with prior guidance, we anticipate the majority of our Luverne production to be shipped to Sasol Chemical Industries, Ltd. under our multi-year off-take agreement. Additionally, our co-produced Isobutanol Distiller’s Grains (iDGsTM) will be marketed by Land O’Lakes Purina Feed, LLC and we recently expanded our relationship with Land O’Lakes Purina Feed under a JDA to develop value-added feed applications. This is but one example of our focus on deriving value from our entire business system. Our ongoing detailed engineering of the Redfield Energy retrofit in South Dakota is progressing well as we continue to utilize insight gained from Luverne to optimize Redfield’s design.”

“On the intellectual property front, we continue to make excellent progress,” added Gruber. “Building on the foundational patent received in the first quarter covering our GIFT® separation system, we received three patents this quarter that cover critical technologies that enable increased isobutanol yields from our proprietary yeast. We have now received eight patents over the past eight months. We believe our engineering and yeast patents and patent applications combine to uniquely position Gevo as the leader in producing isobutanol economically and at full commercial scale.”

Recent Corporate Highlights

•

Gevo acquired technology developed by AmbroZea, Inc. embodied in U.S. Patent No. 7,309,602 “Compositions and Methods for Producing Fermentation Products and Residuals” and multiple patent applications. The acquired technology is based on modifications to yeast strains that increase the overall value of fermentation by co-producing lucrative nutrients for the animal food chain during fermentations. Gevo believes that, working in conjunction with its partner Land O’Lakes Purina Feed, this technology can be used to further enhance the value of iDGs™.

•	Gevo and VP Racing Fuels, Inc. a world leader in race fuel technology with a diverse product catalog of high-quality specialty fuel blends, have agreed to jointly evaluate the commercial potential for isobutanol in a wide array of markets. The goal is to develop a product line of renewable, high-performance, isobutanol-based fuel blends for the small engine market while looking toward other performance applications for isobutanol as well.

Additional First Quarter Highlights

•

Gevo signed an off-take and marketing agreement with Land O’Lakes Purina Feed for the sale of iDGs™ produced at Gevo’s production facility in Luverne. Land O’Lakes Purina Feed will be the exclusive marketer of Gevo’s isobutanol dried and modified wet iDGs™ produced at the Luverne facility for the animal feed market. The companies solidified this relationship with a Joint Development Agreement to explore opportunities for special value-added applications in feed markets.

•

Gevo was awarded three patents for the “Reduced By-Product Accumulation for Improved Production of Isobutanol,” including U.S. Patent No. 8,133,715, U.S. Patent No. 8,153,415 and U.S. Patent No. 8,158,404. These patents recognize Gevo’s unique approach to streamlining isobutanol production in yeast. The patents cover technology that eliminates carbohydrate-hijacking pathways and improves the yield of isobutanol production. Gevo strongly believes the modifications covered by these patents are strictly required for achieving commercially relevant production of isobutanol.

•

Gevo was awarded U.S. Patent No. 8,101,808, “Recovery of Higher Alcohols From Dilute Aqueous Solutions,” a landmark patent on its GIFT® separation system which is a central element in Gevo’s unique fermentation technology for the production of isobutanol and addresses how ethanol plants can be retrofitted to produce higher alcohols.

•

Gevo was awarded U.S. Patent No. 8,097,440, “Engineered Microorganisms Capable of Producing Target Compounds Under Anaerobic Conditions.” The patent covers a foundational aspect of Gevo’s yeast technology that is designed to enable the low-cost, high-yield production of biobased isobutanol. Gevo believes the most efficient and economical way to make isobutanol through fermentation is to use yeast that is anaerobic, or doesn’t need oxygen. Gevo has been awarded a patent for a novel enzyme for enabling the anaerobic production of isobutanol in yeast.

•

Gevo appointed Ruth Dreessen to its Board of Directors. Dreessen, a managing director of Lion Chemical Capital, LLC, has over 32 years of experience in chemicals and related industries. Her track record in investment banking, acquisitions and financing adds critical expertise to Gevo’s Board of Directors.

Financial Highlights

Revenues for the first quarter of 2012 were $14.9 million compared to $15.3 million in the same period in 2011 reflecting an increase in grant and research and development program revenue and a decrease in ethanol sales, primarily resulting from a lower market price of ethanol during the first quarter of 2012. During the ongoing isobutanol retrofit, the Luverne facility has continued to generate revenue from the production and sale of ethanol and related products.

Research and development expense increased to $5.0 million in the first quarter of 2012 from $3.3 million for the same period in 2011. Increased investment in research and development in the first quarter of 2012 reflected increased headcount and stock-based compensation cost as well as other resources deployed in support of the ongoing retrofit of the Luverne facility.

Selling, general and administrative expense for the first quarter of 2012 increased to $13.1 million from $5.2 million for the same period in 2011. Contributing to this increase was $3.0 million in stock-based compensation expense due in part to a one-time $2.6 million non-cash expense resulting from the accelerated vesting of warrants upon the departure of two executive vice presidents. The increase also included legal-related costs including expenses in support of Gevo’s ongoing litigation with Butamax™ Advanced Biofuels, LLC, increased personnel and related expenses to support initial commercialization activities, one-time severance expense related to the departure of the two executive vice presidents and increased compliance activities as a public company.

The net loss for the first quarter of 2012 was $19.3 million compared to $9.3 million for the first quarter of 2011.

During the three months ended March 31, 2012, Gevo continued to make strides towards completing the retrofit of its Luverne plant. The Company incurred $13.3 million in retrofit related capital expenditures during the first quarter of 2012.

Gevo reported cash and cash equivalents on hand of $73.6 million as of March 31, 2012.

Webcast and Conference Call Information

Patrick R. Gruber, Ph.D., Chief Executive Officer, and Mark Smith, Chief Financial Officer, will host a conference call today at 4:30 p.m. EDT (2:30 p.m. MDT) to review the company’s financial results for the three months ended March 31, 2012 and provide an update on expected isobutanol commercialization.

To participate in the conference call, please dial 1-1-866-788-0539 (inside the US) or 1-857-350-1677 (outside the US) and reference the access code 98957540. The presentation will be available via a live webcast at: http://www.media-server.com/m/acs/73e2014f48d0c44feac6ea2f1ce64bf2.

A replay of the call will be available two hours after the conference call ends on May 1, 2012 until midnight EDT on June 1, 2012. To access the replay, please dial 1-888-286-8010 (inside the US) or 1-617-801-6888 (outside the US) and reference the access code 85619628. The archived webcast will be available for 30 days in the Investor Relations section of Gevo’s Website at www.gevo.com.

About Gevo

Gevo is converting existing ethanol plants into biorefineries to make renewable building block products for the chemical and fuel industries. The company plans to convert renewable raw materials into isobutanol and renewable hydrocarbons that can be directly integrated on a “drop in” basis into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, please visit www.gevo.com.

Forward-Looking Statements

Certain statements within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: the timing and costs associated with and the availability of capital for Gevo’s scheduled retrofits of existing ethanol production facilities, its future isobutanol production capacity, the timing associated with bringing such capacity online, the availability of additional production volumes to seed additional market opportunities, the expected applications of isobutanol, including its use to produce renewable paraxylene, PET, isobutanol-based fuel blends for use in small engines, and ATJ bio-jet, addressable markets, and market demand, Gevo’s ability to produce commercial quantities of isobutanol from cellulosic feedstocks, the suitability of Gevo’s iDGs™ for the animal feed market, the expected cost-competitiveness and relative performance attributes of isobutanol and the products derived from it, the strength of Gevo’s intellectual property position and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of Gevo’s management and are subject to significant risks and uncertainty. All such forward-looking statements speak only as of the date they are made, and Gevo assumes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a discussion of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see the risk disclosures in Gevo’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statement of Operations

(in thousands except share and per share amounts)

Unaudited

	Three Months Ended March 31,
	2012	2011
Revenue and cost of goods sold
Ethanol sales and related products, net	$14,258	$15,109
Grant revenue and research and development program revenue	614	172
Licensing revenue	—	—

Total revenues	14,872	15,281

Cost of goods sold	15,010	15,193

Gross (loss) margin	(138)	88

Operating expenses
Research and development	4,955	3,266
Selling, general and administrative	13,127	5,234
Other operating expenses	—	—

Total operating expenses	18,082	8,500

Loss from operations	(18,220)	(8,412)

Other (expense) income
Interest and other expense	(1,087)	(892)
Interest and other income	—	50
Loss from change in fair value of warrant liabilities	—	(29)

Total other expense	(1,087)	(871)

Net loss	(19,307)	(9,283)
Deemed dividend – amortization of beneficial conversion feature on Series D-1 convertible preferred stock	—	(1,094)

Net loss attributable to Gevo, Inc. common stockholders	$(19,307)	$(10,377)

Net loss per share attributable to Gevo, Inc. common stockholders – basic and diluted	$(0.74)	$(0.76)

Weighted-average number of common shares outstanding – basic and diluted	26,186,133	13,744,337

Gevo, Inc.

Non-GAAP Financial Information

(in thousands)

Unaudited

	Three Months Ended March 31,
	2012	2011
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(1,009)	$(413)
Depreciation and amortization	522	512
Non-cash stock-based compensation	51	—

Non-GAAP (loss) income from operations	$(436)	$99

Gevo, Inc.
Loss from operations	$(17,211)	$(7,999)
Depreciation and amortization	266	501
Non-cash stock-based compensation	4,068	1,321

Non-GAAP loss from operations	$(12,877)	$(6,177)

Gevo Consolidated
Loss from operations	$(18,220)	$(8,412)
Depreciation and amortization	788	1,013
Non-cash stock-based compensation	4,119	1,321

Non-GAAP loss from operations	$(13,313)	$(6,078)

Gevo, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

Unaudited

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$73,622	$94,225
Accounts receivable	3,030	2,938
Inventories	5,454	3,814
Prepaid expenses and other current assets	2,089	1,757

Total current assets	84,195	102,734
Property, plant and equipment, net	42,139	28,777
Deposits and other assets	1,641	1,519

Total assets	$127,975	$133,030

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$17,868	$12,626
Current portion of secured debt	6,371	3,491

Total current liabilities	24,239	16,117
Long-term portion secured debt	26,510	24,752
Other long-term liabilities	18	24

Total liabilities	50,767	40,893

Total stockholders’ equity	77,208	92,137

Total liabilities and stockholders’ equity	$127,975	$133,030

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Jackie Kolek, Peppercom (media)

212-931-6166

jkolek@peppercom.com

Sarah McCabe, Stern Investor Relations, Inc. (investors)

212-362-1200

sarah@sternir.com